Exhibit 99.4

BioTime and its Subsidiary OrthoCyte Corporation Provides Update on Preclinical Development of OTX-CP07

ALAMEDA, Calif.--(BUSINESS WIRE)--April 23, 2012--BioTime, Inc. (NYSE Amex: BTX) announced today that BioTime’s CEO Michael West, Ph.D. will provide and update the development of OTX-CP07 by BioTime’s subsidiary OrthoCyte Corporation at an investor meeting in New York City. OTX-CP07 is a combination product with human embryonic cartilage progenitors manufactured from human embryonic stem cells formulated with BioTime’s proprietary cell delivery device ReneviaTM.

Dr. West will describe studies underway at OrthoCyte that have currently identified progenitors to eight diverse cartilage types of the human body, as well as diverse tendon, bone, and muscle progenitors that may be useful in orthopedic research and the development of novel regenerative therapeutics.

Dr. West will also show a video presentation from OrthoCyte’s Chief Scientific Officer, Arnold Caplan, Ph.D., who is also Director of the Skeletal Research Center at Case Western Reserve University. In the video, Dr. Caplan discusses the significance of the potential use of definitive progenitors of human cartilage for the repair of osteoarthritis, a disease afflicting an estimated 27 million Americans.

Dr. West’s presentation as well as the video of Dr. Caplan’s presentation will be available for viewing on BioTime’s web site www.biotimeinc.com as well as OrthoCyte Corporation’s web site at www.orthocyte.com.

About OrthoCyte Corporation.

OrthoCyte Corporation (OrthoCyte), www.orthocyte.com, a subsidiary of BioTime, Inc., is a biotechnology company developing cell-based therapies for orthopedic disease. The company’s lead product is OTX-CP07, monoclonal human embryonic progenitor cells lines for the repair of osteoarthritis. In addition, OrthoCyte has proprietary hES-derived progenitors to skeletal muscle, tendon, and bone, all in the preclinical phases of development.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-DxTM currently being developed for the detection of cancer in blood samples, and therapeutic strategies using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com